                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       SERVICE MERCHANDISE COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           (SERVICE MERCHANDISE LOGO)

                                                                  March 13, 1998

DEAR FELLOW SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders of Service Merchandise Company, Inc. scheduled to be held on Wednesday, April 15, 1998 at 10:00 a.m., local time, at the offices of the Company, 7100 Service Merchandise Drive, Brentwood, Tennessee. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

     At the meeting, shareholders will be asked to elect three Class III directors and to approve the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1998. Information regarding these matters is set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement to which you are urged to give your prompt attention.

     It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend, please take a moment to sign, date and promptly mail your proxy in the enclosed prepaid envelope. This will not limit your right to vote in person should you attend the meeting.

     On behalf of your Board of Directors, thank you for your continued support and interest in Service Merchandise.

                                           Sincerely,

                                           /s/ James E. Poole
                                           James E. Poole
                                           Chairman of the Board

                           (SERVICE MERCHANDISE LOGO)

                         7100 SERVICE MERCHANDISE DRIVE
                              BRENTWOOD, TN 37027

                                MAILING ADDRESS:
                                P. O. BOX 24600
                        NASHVILLE, TENNESSEE 37202-4600

                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON WEDNESDAY, APRIL 15, 1998

                                ---------------

     Notice is hereby given that the Annual Meeting of Shareholders of SERVICE MERCHANDISE COMPANY, INC. (hereinafter called the "Company"), will be held at the offices of the Company located at 7100 Service Merchandise Drive, Brentwood, Tennessee on Wednesday, April 15, 1998 at 10:00 a.m., local time, for the following purposes:

          1. To elect three Class III directors to serve for a term of three years or until their successors are duly elected and qualified;

          2. To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1998; and

          3. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 2, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ C. Steven Moore

                                          C. Steven Moore
                                          Secretary

Brentwood, Tennessee
March 13, 1998

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOUR COOPERATION IS APPRECIATED.

                       SERVICE MERCHANDISE COMPANY, INC.
                         7100 SERVICE MERCHANDISE DRIVE
                           BRENTWOOD, TENNESSEE 37027

                                MAILING ADDRESS:
                                 P.O. BOX 24600
                        NASHVILLE, TENNESSEE 37202-4600
                                ---------------

                                PROXY STATEMENT
                                ---------------

     The accompanying proxy is solicited by the Board of Directors of Service Merchandise Company, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on April 15, 1998, and any adjournments thereof, notice of which meeting is attached hereto.

     This Proxy Statement and the Company's Annual Report to Shareholders have been mailed on or about March 13, 1998 to all shareholders of record on March 2, 1998.

     The purposes of the Annual Meeting are: (i) to elect three Class III directors; (ii) to approve the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal 1998; and (iii) to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     A shareholder who signs and returns a proxy in the accompanying form may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless the proxy is so revoked, the shares of the Company's common stock (the "Common Stock") represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the three Class III director nominees and FOR the approval of the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal 1998.

     The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However, if any other matter does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

     The Board of Directors has fixed the close of business on March 2, 1998 as the record date for the Annual Meeting. On that date, the Company had outstanding 100,373,649 shares of Common Stock. Only record holders of the Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

     The election of directors shall be approved by a plurality of the votes cast by the holders of the shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting. The selection of Deloitte & Touche LLP as independent public accountants for fiscal 1998 shall be approved by a majority of the votes cast by the holders of the shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting.

     Pursuant to rules promulgated by the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote "for" or "withhold authority" (or abstain) to vote for one or more of the director nominees, and to vote "for," "against" or "abstain" from voting on any other matters submitted to the shareholders. Under applicable law, and the Company's charter and bylaws, an abstention or withholding of authority to vote will have no effect on the aforementioned matters since each of these matters is determined by the number of votes cast. With regard to such matters, however, shares represented at the meeting by proxies containing instructions to abstain, or withholding authority to vote, will nonetheless be counted as present for purposes of determining whether a quorum exists at the Annual Meeting.

     A broker non-vote occurs when a broker holding shares registered in a street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under Tennessee law and the Company's charter and bylaws, broker non-votes will have no impact on any of the matters submitted to the shareholders, but shares represented by a proxy card marked with a non-vote will be counted as present for purposes of determining the existence of a quorum. Under New York Stock Exchange rules, each of the matters subject to vote by shareholders at the Annual Meeting involve matters on which a broker has the discretion to vote if instructions are not received from the client at least 10 days prior to the Annual Meeting.

     The cost of solicitation of proxies will be borne by the Company, including expenses incurred in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company's officers, directors and regular employees personally or by telephone or telegram. No officers, directors or regular employees will receive additional compensation for soliciting proxies. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company has retained Kissel-Blake, Inc. to assist in the solicitation at a fee of $5,000 plus reimbursement of reasonable expenses.

                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     The Company's charter provides for a classified Board of Directors. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The directors are classified with respect to the terms for which they shall hold office by dividing them into three classes. At each annual meeting, directors of the class whose term of office expires in that year are elected for a three-year term. The total number of current directors is seven, two of which were elected as Class II directors in 1997. The Board of Directors approved a policy subjecting all members of the Board of Directors to mandatory retirement upon the expiration of their term of service during which they attain seventy (70) years of age, provided, however, that no director shall be required to retire until the expiration of their term of service determined as of April 16, 1998. There are three nominees for reelection as Class III directors. The three-year terms of Harold Roitenberg, Gary M. Witkin and Raymond Zimmerman expire upon the election and qualification of new directors at the Annual Meeting.

     The Board of Directors has designated Harold Roitenberg, Gary M. Witkin and Raymond Zimmerman as the three nominees for reelection as Class III directors for a term expiring at the annual meeting in 2001 or until their successors shall have been elected and qualified. Messrs. Roitenberg, Witkin and Zimmerman are each currently Class III directors of the Company previously elected by the shareholders.

     Unless contrary instructions are received, it is intended that the shares represented by proxies solicited by the Board of Directors will be voted in favor of the election as directors of the three Class III nominees named herein. If for any reason any nominee is not available for election, the persons named in the form of proxy have advised the Company that they will vote for such substitute nominee or nominees as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that any of these nominees will not be available for election at the Annual Meeting, and therefore does not at this time have any substitute nominee under consideration. The information relating to the three nominees and the four directors continuing in office set forth herein has been furnished to the Company by such nominees and directors.

CLASS III NOMINEES STANDING FOR REELECTION:

                                       YEAR FIRST                                           YEAR TERM
       NAME, AGE, POSITION(S)           BECAME A          BUSINESS EXPERIENCE DURING           TO
          WITH THE COMPANY              DIRECTOR                PAST FIVE YEARS             EXPIRE IN
       ----------------------          ----------         --------------------------        ---------
Harold Roitenberg, 71                     1990       President of Roitenberg Investments,     2001
  Director                                             Inc., Minneapolis, Minnesota; Board
                                                       member of Syratech Corporation and
                                                       Damark International, Inc.

Gary M. Witkin, 49                        1994       President and Chief Executive Officer    2001
  President, Chief Executive Officer                   of the Company; President and Chief
  and Director                                         Operating Officer of the Company
                                                       1994-1997; Vice Chairman and Board
                                                       member, Saks Fifth Avenue
                                                       1992-1994; Board member of Genesco,
                                                       Inc.

Raymond Zimmerman, 65                     1960       Chairman of the Board and Chief          2001
  Director                                             Executive Officer of the Company
                                                       1981-1997; Board member of The
                                                       Limited Stores, Columbus, Ohio.

CURRENT DIRECTORS WHOSE TERMS HAVE NOT EXPIRED AND WHO ARE THEREFORE NOT UP FOR
REELECTION:

                                       YEAR FIRST                                           YEAR TERM
       NAME, AGE, POSITION(S)           BECAME A          BUSINESS EXPERIENCE DURING           TO
          WITH THE COMPANY              DIRECTOR                PAST FIVE YEARS             EXPIRE IN
       ----------------------          ----------         --------------------------        ---------
James E. Poole, 73                        1983       Chairman of the Board 1998; Former       2000
  Chairman of the Board                                President of Poole Enterprises,
                                                       Inc., Nashville, Tennessee.

Richard P. Crane, Jr., 58                 1975       Practicing Attorney; Partner, Crane &    1999
  Director                                             McCann, Santa Monica, California;
                                                       Board member of North American
                                                       Gaming, Inc.

R. Maynard Holt, J.D., 57                 1971       R. Maynard Holt, Business Consulting     2000
  Director                                             & Insurance, Nashville, Tennessee.

Charles V. Moore, 58                      1972       President and Board member of            1999
  Director                                             Trainer, Wortham & Company, Inc.,
                                                       Investment Counselors, New York,
                                                       New York.

     A plurality of the votes cast is necessary for election of each nominee. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

BOARD OF DIRECTORS AND COMMITTEES

     To permit the Board of Directors to discharge its duties more efficiently, the Board has established four standing committees: the Compensation Committee; the Audit Committee; the Nominating Committee; and the Corporate Governance Committee.

     The Company has a Compensation Committee for the purposes of setting executive officers' salaries, annual incentive (bonus) compensation goals for the Company's management under the 1997 Incentive Bonus Plan and similar incentive compensation programs, reviewing and approving compensation policies and plans for officers and other key employees, reviewing and approving salary and other compensation of the officers and other key employees, making recommendations to the Board of Directors with respect to the compensation of directors and administering the Company's stock-based incentive plans. The members of the Compensation Committee, all nonemployee directors, are Charles V. Moore, Chairman, R. Maynard Holt and Harold Roitenberg. The Compensation Committee held four meetings during the fiscal year ended December 28, 1997.

     The Company has an Audit Committee for the purposes of recommending the Company's independent public accountants, reviewing the scope of their engagement, consulting with such auditors, reviewing the results of the audit examination prior to finalization thereof, acting as a liaison between the Board of Directors and internal auditors and reviewing various Company policies, including those relating to accounting and internal control matters. The members of the Audit Committee, all nonemployee directors, are R. Maynard Holt, Chairman, Richard P. Crane, Jr., Charles V. Moore, James E. Poole and Harold Roitenberg. The Audit Committee held four meetings during the fiscal year ended December 28, 1997.

     The Company has a Nominating Committee for the purpose of recommending nominees for election as directors of the Board of Directors. The Nominating Committee makes recommendations to the Board with regard to qualified nominees for election as directors of the Company, considers other matters pertaining to the size and composition of the Board and designates members of its committees. The Nominating Committee gives appropriate consideration to qualified persons recommended by shareholders for nomination as directors, provided such recommendations are accompanied by sufficient information to permit the Nominating Committee to evaluate the qualifications and experience of the nominees. The members of the Nominating Committee are Raymond Zimmerman, Chairman, Harold Roitenberg and James E. Poole. The Nominating Committee held two meetings during the fiscal year ended December 28, 1997.

     The Board of Directors established a Corporate Governance Committee on October 22, 1997 for the purpose of recommending to the Board changes in corporate governance matters. This committee is charged with establishing corporate governance procedures designed to enhance and maintain Board professionalism and independent oversight of senior management and corporate performance. The members of the Corporate Governance Committee are James E. Poole, Chairman, Charles V. Moore, Richard P. Crane and Gary M. Witkin. The Corporate Governance Committee held one meeting during the fiscal year ended December 28, 1997.

     During the fiscal year ended December 28, 1997, the Board of Directors held four (4) regular meetings and no special meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and Committees of the Board on which they serve.

DIRECTORS' COMPENSATION

     In fiscal 1997, directors not otherwise employed as officers of the Company initially received fees of $5,750 per quarter. Mr. Holt, Chairman of the Audit Committee, received an additional $3,000 for the year.

     Under the Directors' Deferred Compensation Plan, implemented in 1991, directors have the option of deferring receipt of their fees until a period following their service as a director or until retirement age.

     Under the Directors' Equity Plan, as amended, each director who is not an employee of the Company is entitled to receive 188 restricted shares of Common Stock annually, on the date of the Annual Meeting. Each director is immediately entitled to vote the granted shares and receive any dividends or other distributions declared on the shares. Vesting of the shares occurs one year from the date of the grant. The restricted shares will also vest immediately upon a director's death or disability or on the date a "change in control" is deemed to occur under the Company's Amended and Restated 1989 Employee Stock Incentive Plan (the "Stock Incentive Plan"). Each nonemployee director also receives, on the date of the Annual Meeting of Shareholders, options to purchase 750 shares of Common Stock at an exercise price equal to the fair market value of such shares on the date of grant. The options expire 10 years from the date of grant and are exercisable in installments of twenty percent each year beginning one year from the date of grant. The options become immediately exercisable on a director's death or disability or on the date a "change in control" is deemed to occur under the Stock Incentive Plan. See "Change in Control Provisions Under the Company's Stock Incentive Plans." The Director's Equity Plan, as amended, provides nonemployee directors the option to apply their cash retainer payment to acquire options to purchase shares of Common Stock of the Company.

     Effective January 29, 1998, Mr. Poole was elected Chairman of the Board. The Company and Mr. Poole have entered into an agreement providing that so long as Mr. Poole serves as Chairman of the Board he will receive $10,000 per month as additional compensation. Such compensation will be in addition to the compensation paid to each nonemployee director and Mr. Poole will continue to participate in the Directors' Equity Plan for nonemployee directors. The agreement also provides for certain compensation upon death, disability or removal from office and other benefits, including office and secretarial assistance and reimbursement of reasonable expenses.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of January 31, 1998, certain information regarding the beneficial ownership of Common Stock by all directors of the Company, the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer, and by all directors and executive officers as a group. The Company believes each director or officer, except as otherwise indicated, has sole voting and investment power over the shares of Common Stock listed as beneficially owned by him.

                                                         NUMBER OF SHARES         PERCENT OF
                         NAME                           BENEFICIALLY OWNED         CLASS(1)
                         ----                           ------------------        ----------
Raymond Zimmerman.....................................      5,258,490(2)
                                                              392,070(3)
                                                              566,280(4)
                                                            ---------
                                                            6,216,840(5)             6.1%
Gary M. Witkin........................................        589,516(6)
Richard P. Crane, Jr..................................         12,425(7)
Charles V. Moore......................................        105,453(8)(9)
James E. Poole........................................         12,691(7)
R. Maynard Holt.......................................          9,501(7)(10)
Harold Roitenberg.....................................         40,123(8)(11)
S. Cusano.............................................        121,038(12)
Harold Mulet..........................................         66,666(13)
Charles Septer........................................        157,909(14)
All directors and executive officers as a group (16
  persons)............................................      7,532,444                7.4%

---------------

 (1) Percentages representing less than 1% of the outstanding shares of Common Stock are not shown.
 (2) Includes currently exercisable options to acquire 721,875 shares and 19,247 shares held by the trustee under the Service Merchandise Company, Inc. Savings and Investment Plan.
 (3) Represents 239,748 shares owned of record by Mr. Zimmerman as trustee for two nieces and 152,322 shares as to which Mr. Zimmerman is trustee under the will of Mary K. Zimmerman.
 (4) Represents 405,000 shares owned of record by the Raymond Zimmerman Family Foundation and 161,280 shares owned of record by the Zimmerman Foundation.
 (5) The address for Mr. Zimmerman is 7100 Service Merchandise Drive, Brentwood, Tennessee 37027.
 (6) Includes 87,500 restricted shares of Common Stock held by the Company until restrictions lapse, currently exercisable options to acquire 104,166 shares, and 6,665 shares held by the trustee under the Service Merchandise Company, Inc. Savings and Investment Plan.
 (7) Includes 188 restricted shares of Common Stock granted under the Directors' Equity Plan, held by the Company until restrictions lapse on April 16, 1998, and currently exercisable options to acquire 3,000 shares granted under the Directors' Equity Plan.
 (8) Includes 188 restricted shares of Common Stock granted under the Directors' Equity Plan, held by the Company until restrictions lapse on April 16, 1998, and currently exercisable options to acquire 10,243 shares granted under the Directors' Equity Plan.
 (9) Includes 9,280 shares owned by Mr. Moore as custodian for two minor children.

(10) Includes 1,937 shares owned of record by Mr. Holt as trustee for the R. Maynard Holt Profit Sharing Plan, a qualified profit sharing plan under the Internal Revenue Code, 2,000 shares owned by Mr. Holt's wife and 2,000 shares owned by Mr. Holt's mother.
(11) Includes 28,564 shares owned by Roitenberg Investments, Inc., which is 100% owned by Mr. Roitenberg.
(12) Includes currently exercisable options to acquire 88,832 shares and 26,667 restricted shares of Common Stock held by the Company until restrictions lapse.
(13) Includes currently exercisable options to purchase 66,666 shares.
(14) Includes currently exercisable options to acquire 99,819 shares, 1,148 shares held by Mr. Septer's wife (who is an employee of the Company) and 11,915 shares under currently exercisable options held by Mr. Septer's wife.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS

     The following table sets forth, to the best knowledge of the Company, the name and security ownership information of the person (other than Raymond Zimmerman whose security ownership is listed in the preceding table) who, as of December 31, 1997, owned more than five percent of the outstanding shares of Common Stock:

                                NUMBER OF   PERCENT
             NAME                SHARES     OF CLASS
             ----               ---------   --------
FPA Paramount Fund, Inc.(1)     7,000,000      7.0%
  11400 West Olympic Boulevard
  Suite 1200
  Los Angeles, CA 90064

---------------

(1) According to its most recent Schedule 13G, FPA Paramount Fund, Inc. is a Maryland corporation registered as an investment company under the Investment Company Act of 1940. First Pacific Advisors, Inc., a Massachusetts corporation registered as an investment adviser under the Investment Advisers Act of 1940, exercises shared dispositive power over such shares of Common Stock.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table provides information as to annual, long-term and other compensation during fiscal years 1997, 1996 and 1995 for the Company's Chief Executive Officer and the persons who, in fiscal 1997, were the other four most highly compensated executive officers of the Company (such five officers are referred to collectively as the "Named Officers"):

                                                                                       LONG-TERM             ALL OTHER
                                                                                     COMPENSATION             COMPEN-
                                         ANNUAL COMPENSATION                            AWARDS                SATION
                               ----------------------------------------      -----------------------------   ---------
                                                                OTHER
                                                                ANNUAL       RESTRICTED        SECURITIES
                                                               COMPEN-         STOCK           UNDERLYING
                                          SALARY     BONUS      SATION         AWARDS         OPTIONS/SARS
NAME AND PRINCIPAL POSITION    YEAR       ($)(3)     ($)(4)      ($)           ($)(8)             (#)         ($)(11)
---------------------------    ----       ------     ------    -------       ----------       ------------    -------
Raymond Zimmerman............  1997      $803,468         --        --              --           275,000      $41,004
  Chairman of the Board(1)     1996       781,604         --        --              --                --       39,538
                               1995       781,575         --        --              --                --       38,062
Gary M. Witkin...............  1997       773,614   $108,150        --              --         1,000,000        5,474
  President and CEO            1996       752,605    108,150   $189,415(5)          --           200,000        5,908
                               1995       730,000    105,000    429,357(6)          --                --        4,899
S. Cusano....................  1997       369,616     25,000        --        $ 31,250(9)        425,000        2,300
  Executive Vice President     1996       326,105         --        --         123,438(10)        50,000        2,315
  and CFO                      1995       316,575         --        --              --            55,000        2,308
Harold Mulet.................  1997       319,492     50,000        --              --           240,000        2,848
  Senior Vice President,       1996       309,226     50,000        --              --            50,000        3,068
  Stores                       1995(2)     98,077     75,000    80,157(7)           --            75,000           94
Charles Septer...............  1997       349,860         --        --              --           240,000        2,757
  Senior Vice President,       1996       340,607         --        --              --            50,000        2,769
  Jewelry Merchandising        1995       330,373         --        --              --            45,000        1,821

---------------

 (1) Mr. Poole was elected as Chairman of the Board on January 29, 1998 and Mr. Zimmerman intends to retire as an employee of the Company effective April 15, 1998.
 (2) Mr. Mulet's employment with the Company began on August 28, 1995.
 (3) Includes for fiscal 1997 estimated amounts of $1,400 for each Messrs. Zimmerman, Witkin, Cusano, Mulet and Septer in contributions to the defined contribution plan that are to be returned to the Named Officers as a result of the application of the rules of such plan applicable to highly compensated individuals. Also includes for each of Mr. Zimmerman and Mr. Witkin in fiscal years 1997, 1996 and 1995 a non-accountable expense allowance of $30,000.
 (4) The bonuses paid to Gary M. Witkin and Harold Mulet were paid pursuant to the negotiated terms of their employment arrangements. The bonus paid to S. Cusano in 1997 was awarded based on his outstanding performance during fiscal year 1996.
 (5) Includes $174,088 in relocation expense.
 (6) Consists of $250,000 for the loss in value incurred on the sale of Mr. Witkin's home in Connecticut, as well as tax reimbursements, relocation expenses, reimbursement of COBRA expenses, the use of a company car and executive medical benefits, as required by Mr. Witkin's employment agreement.
 (7) Includes $74,881 in relocation expense.

 (8) The value of outstanding restricted stock awards as of December 28, 1997 are as follows:

                                                                      NUMBER OF
                                  NAME                                 SHARES           VALUE
                                  ----                              -------------      --------
      Gary M. Witkin..............................................     87,500          $169,531
      S. Cusano...................................................     26,667            51,667

     Dividends are payable on restricted stock when and if paid on unrestricted stock. No dividends were paid in fiscal 1997.
 (9) Represents the value of 10,000 shares of restricted stock granted on April 16, 1997, at the then current market price of $3.125. These shares vest in equal one-third increments in 1998, 1999 and 2000.
(10) Represents the value of 25,000 shares of restricted stock granted on February 7, 1996, at the then current market price of $4.9375. Eight thousand three hundred thirty-three of these shares vested on February 7, 1997. The remainder will vest on February 7, 1998 and February 7, 1999.
(11) Represents estimated Company contributions to the defined contribution plan, benefits derived from payments by the Company for group term life insurance and benefits derived from split dollar life insurance. The amount of such benefits for 1997 is set forth in the following table:

                                DEFINED CONTRIBUTION PLAN   GROUP TERM LIFE INSURANCE   SPLIT DOLLAR LIFE INSURANCE
                                -------------------------   -------------------------   ---------------------------
     Raymond Zimmerman........            $500                       $20,902                      $19,602
     Gary M. Witkin...........             500                         4,974                          N/A
     S. Cusano................             500                         1,400                          400
     Harold Mulet.............             500                         2,046                          302
     Charles Septer...........             500                         2,257                          N/A

     The Company is the owner of the split dollar life insurance policies with respect to each of Messrs. Zimmerman, Cusano and Mulet. The Company paid premiums of approximately $114,166, $24,000 and $19,000, respectively, in 1997. For each policy, upon the payment of the policy proceeds, the Company will receive, net of any tax liability, an amount equal to the aggregate premiums paid by the Company. The remaining proceeds from such policy will be paid to the designated beneficiaries of Messrs. Zimmerman, Cusano and Mulet, respectively. None of these individuals has any interest in the cash surrender value of the respective policies for which there are split dollar agreements. Either party may terminate the split dollar agreements at any time on thirty days written notice.

                            OPTION/SAR GRANTS TABLE

     The following table provides information as to options granted to the five Named Officers during fiscal 1997. No stock appreciation rights ("SARs") were granted during fiscal 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------     POTENTIAL REALIZABLE
                                         NUMBER OF                                                       VALUE AT ASSUMED
                                         SECURITIES    PERCENT OF TOTAL                               ANNUAL RATES OF STOCK
                                         UNDERLYING      OPTIONS/SARS                                 PRICE APPRECIATION OF
                                        OPTIONS/SARS      GRANTED TO      EXERCISE OR                      OPTION TERM
                                          GRANTED        EMPLOYEES IN     BASE PRICE    EXPIRATION   ------------------------
                 NAME                      (#)(1)        FISCAL YEAR        ($/SH)         DATE        5%($)         10%($)
                 ----                   ------------   ----------------   -----------   ----------   ----------    ----------
Raymond Zimmerman.....................    275,000(2)         5.48%          $3.9375      02/05/07    $  680,975    $1,725,724
Gary M. Witkin........................    200,000(2)         3.99            3.9375      02/05/07       495,255     1,255,072
                                          800,000(3)        15.95            4.3750      10/22/07     2,201,131     5,578,099
S. Cusano.............................    110,000(2)         2.19            3.9375      02/05/07       272,390       690,290
                                           15,000(4)         0.30            3.1250      04/16/07        29,479        74,707
                                          300,000(3)         5.98            4.3750      10/22/07       825,424     2,091,787
Harold Mulet..........................     80,000(2)         1.59            3.9375      02/05/07       198,102       502,029
                                          160,000(3)         3.19            4.3750      10/22/97       440,226     1,115,620
Charles Septer........................     80,000(2)         1.59            3.9375      02/05/07       198,102       502,029
                                          160,000(3)         3.19            4.3750      10/22/07       440,226     1,115,620

---------------

(1) There are no criteria for vesting other than continued employment through the vesting dates and no other material terms of the options except as disclosed under "Change in Control Provisions Under the Company's Stock Incentive Plans."
(2) Options granted effective as of February 5, 1997 at the fair market value on the date of grant which vest 33.33% annually over the three years following the date of grant.
(3) Options granted effective as of October 22, 1997 at the fair market value on the date of grant which vest 20.00% annually over the five years following the date of grant.
(4) Options granted effective as of April 16, 1997 at the fair market value on the date of grant which vest 33.33% annually over the three years following the date of grant.

                 OPTIONS/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information as to options exercised or held by the five Named Officers during fiscal 1997. None of the Named Officers has been granted SARs.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTIONS/SAR VALUES

                                                                    NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                      OPTIONS/SARS AT           OPTIONS/SARS
                                                                         FY-END(#)              AT FY-END($)
                                   SHARES ACQUIRED      VALUE           EXERCISABLE/            EXERCISABLE/
              NAME                 ON EXERCISE(#)    REALIZED($)      UNEXERCISABLE(1)        UNEXERCISABLE(1)
              ----                 ---------------   -----------   ----------------------   --------------------
Raymond Zimmerman................        --              --          721,875/275,000               $0/$0
Gary M. Witkin...................        --              --          104,166/1,208,834             $0/$0
S. Cusano........................        --              --          88,832/490,668                $0/$0
Harold Mulet.....................        --              --          66,666/298,334                $0/$0
Charles Septer...................        --              --          99,819/302,334                $0/$0

---------------

(1) The number of unexercised options and/or SARs available at fiscal year-end, whether exercisable or unexercisable, includes out-of-the-money options, and the value of unexercised options and/or SARs available at fiscal year-end does not include out-of-the-money options.

SEVERANCE AND INDEMNIFICATION AGREEMENTS; EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL PROVISIONS

     The Company has severance agreements with each of the Named Officers other than Mr. Witkin, whose employment agreement contains the severance provisions described below. The severance agreements with Mr. Zimmerman and Mr. Septer were executed in the fall of 1994 and were intended to replace employment agreements executed by each of them in 1988. Mr. Cusano executed a severance agreement in the fall of 1994, and Mr. Mulet executed a severance agreement in the summer of 1995.

     The severance agreements with Messrs. Zimmerman, Mulet, Septer and Cusano provide for the payment of compensation in the form of salary continuation to the Named Officer in the amount of two times the officer's maximum annual base salary in effect from the date of execution of the agreement through the date of termination, if the employment of the Named Officer is terminated for any reason other than the officer's death, disability, voluntary resignation or cause. These agreements also provide for reimbursement for continued health care coverage for up to two years for any Named Officer whose employment is terminated for any reason other than for death, disability, or cause. Under the terms of these agreements, the employment of a Named Officer is deemed terminated for cause if he engages in (i) willful misconduct materially injurious to the Company; (ii) acts of dishonesty or fraud; or (iii) willful violations of obligations not to compete with the Company or disclose confidential information. If the employment of a Named Officer is terminated for death or for cause, he will be entitled only to his base salary through the date of termination. If employment is terminated by reason of disability, the officer will be entitled only to his base salary through the date of termination and such amounts as he is entitled to receive under the Company's disability insurance policies. The agreements provide that these Named Officers will not engage in various activities competitive with the business of the Company for a period of one year from the date of any termination giving rise to salary continuation payments.

     The Company also has indemnification agreements with each of its directors and Named Officers providing for contractual rights of indemnification to the fullest extent permitted by Tennessee law.

     On November 2, 1994 the Company entered into an employment agreement with Gary M. Witkin to serve as President and Chief Operating Officer and as a director of the Company (the "Employment Agreement"). The Employment Agreement provides for a minimum annual base salary of $700,000, 478,685 shares of restricted stock and non-qualified options to purchase 125,000 shares of Common Stock under the Stock Incentive Plan. The Employment Agreement also entitles Mr. Witkin to a non-accountable expense allowance of $30,000 annually.

     Upon the occurrence of certain triggering events, the Employment Agreement entitles Mr. Witkin to (i) salary continuation in the amount of two times his annual base salary; (ii) reimbursement for up to two years for continued health care coverage; and (iii) the immediate vesting and lapse of any remaining restrictions on shares of restricted stock held by Mr. Witkin. The triggering events include termination of the Employment Agreement by Mr. Witkin in response to (i) a diminution of his responsibilities by the Company; (ii) an acquisition of the Company or substantially all of the Company's assets if the Company fails to obtain the agreement of the successor to assume the Company's obligations under the Employment Agreement; or (iii) a material breach by the Company of the terms of the Employment Agreement. Additional triggering events include termination of the Employment Agreement by the Company for any reason other than Mr. Witkin's death or disability or cause. Under the Employment Agreement, Mr. Witkin's employment can be terminated for cause if (i) he is convicted or fails to contest prosecution of a felony; (ii) he engages in willful misconduct or dishonesty harmful to the reputation of the Company; (iii) he violates his obligation not to compete with the Company; or (iv) he breaches the Employment Agreement and fails subsequently to cure the breach. If Mr. Witkin's employment is terminated for cause or on account of his death or disability, or if he resigns other than in response to a triggering event, he will be entitled only to his earned base salary.

     The Employment Agreement further provides that Mr. Witkin will not engage in various activities competitive with the business of the Company during the period of his employment under the Employment Agreement and for a period of thirteen months following termination thereof. Mr. Witkin is also restricted, during the term of his employment, from disclosing confidential information or making false or damaging statements with respect to the Company.

CHANGE IN CONTROL PROVISIONS UNDER THE COMPANY'S STOCK INCENTIVE PLANS

     Under the Stock Incentive Plan, any stock options and SARs which are not then exercisable will become fully exercisable and vested upon a change in control or a potential change in control. Similarly, a change in control or a potential change in control will result in the lapsing of restrictions applicable to restricted stock and other stock-based awards and such shares and awards being deemed fully vested. Stock options, SARs, limited SARs, restricted stock and other stock-based awards will, in such instances, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price as defined in the plan. A change in control occurs if (i) any person becomes a beneficial owner directly or indirectly of 20% or more of the total voting stock of the Company (subject to certain exceptions); (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or similar transaction less than a majority of the combined voting power of the then outstanding securities of the Company is held in the aggregate by the holders of Company securities entitled to vote generally in the election of directors immediately prior to such transaction; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof. A potential change in control means (a) approval by the shareholders of an agreement which, if completed, would constitute a change in control, or (b) the acquisition by a person of 5% or more of the total voting stock of the Company and the adoption by the Board of a resolution that a potential change in control, as defined in the plan, has occurred.

     Options and shares of restricted stock granted under the Directors' Equity Plan become immediately vested on the date a "change in control" is deemed to occur under the Stock Incentive Plan.

PENSION PLAN

     The Company's pension plan (the "Pension Plan") which is qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") includes all employees who are at least age twenty-one with one year of qualified service as defined by the Pension Plan. Directors who are not officers or employees of the Company do not participate. In 1996, the Pension Plan was changed to a traditional final average compensation plan, with monthly benefits based on years of service. Participants in the Pension Plan as of January 1, 1989 are provided certain minimum benefits reflecting the provisions of the prior Pension Plan based on compensation received during 1988.

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age, based on selected compensation and years of service combinations:

                                                    YEARS OF SERVICE
                                   ---------------------------------------------------
          REMUNERATION               15         20         25         30         35
          ------------             -------    -------    -------    -------    -------
$ 125,000........................  $20,768    $27,690    $34,613    $41,535    $48,458
  150,000........................   26,393     35,190     43,988     52,785     61,583
  200,000........................   28,643     38,190     47,738     57,285     66,833
  750,000........................   28,643     38,190     47,738     57,285     66,833
1,000,000........................   28,643     38,190     47,738     57,285     66,833

     Compensation covered by the plan generally includes all compensation earned by a participant, including elective deferrals to qualified plans, but excluding severance payments, expense reimbursements and allowances, and other nonwage items. However, for purposes of determining benefits, compensation covered by the plan is limited to $160,000. As a result, covered compensation for each of the Named Officers is limited to $160,000 by Section 401(a)(17) of the Code. In addition, annual benefits payable from the plan are limited to $125,000 by
Section 415 of the Code. These limitations are indexed periodically for inflation. Retirement benefits are computed on the basis of a straight life annuity, unless the participant elects another method of payment. If the participant is married, the benefit is converted into an actuarially equivalent joint and 50% survivor benefit. The benefits shown in the table above are not subject to deduction for Social Security or other offset amounts. Mr. Zimmerman's benefit under the Plan is approximately $124,000 based on the pre-1989 formula, as limited by Section 415 of the Code.

     The estimated credited years of service covered by the plan for each of the persons named in the compensation table are:

                                                    AS OF 12/31/97    AS OF AGE 65
                                                    --------------    ------------
Raymond Zimmerman.................................        42               42
Gary M. Witkin....................................         3               19
S. Cusano.........................................         6               27
Harold Mulet......................................         2               21
Charles Septer....................................        16               35

EXECUTIVE SECURITY PROGRAM

     The Company maintains a non-qualified supplemental retirement plan (the "ESP") which covers certain management employees hired or promoted to their job level prior to February 28, 1989. The plan provides salary continuation and/or death benefits equal to two times the participant's annual salary at retirement or at age 65. Employees who complete 20 years of service and terminate employment prior to attaining retirement age are entitled to a death benefit up to age 65, at which time they can elect salary continuation and/or a death benefit. Salary continuation benefits are paid from the general assets of the Company. There are approximately 156 active employees covered. Twenty-nine retirees currently receive benefits and twenty-six terminated vested participants are entitled to a future benefit. The Company maintains Corporate Owned Life Insurance (COLI) policies purchased on participants covered by the plan prior to the Tax Reform Act of 1986. The Company continues to maintain COLI policies following termination or retirement of covered employees. Of the Named Officers, Raymond Zimmerman is the only vested participant in the ESP.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") sets executive officers' salaries, formulates bonuses for the Company's management awarded under the Company's annual incentive compensation programs, reviews and approves compensation policies and plans for officers and other key employees, reviews and approves salary and other compensation of officers and other key employees, makes recommendations to the Board of Directors with respect to the compensation of directors and administers the Company's stock-based incentive plans. The members of the Committee are all nonemployee directors of the Company. The Committee reviews the Company's executive compensation policies as soon as is practicable after the financial results of the prior fiscal year become available. The policies are reviewed in light of their overall consistency, in the subjective view of the Committee, with the Company's financial performance, its business plan and its position within the retail industry, as well as the compensation policies of similar companies in the retail business as discussed further below. The compensation of individual executives is then evaluated by the Committee in accordance with its established executive compensation policies. The Committee has adopted a statement of policy concerning compensation of the Company's executive officers. This statement of policy sets forth the following primary objectives:

    - to attract and retain talented executives by providing a compensation program that is competitive with the compensation provided to executives at companies of comparable size and position in the retail business, while maintaining compensation within levels consistent with the Company's business plan, financial objectives and operating performance;

    - to provide appropriate incentives for executives to work toward the achievement of the Company's annual performance targets established in the Company's business plan; and

    - to align more closely the interests of executives with those of shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options, restricted stock or other equity-based long-term incentive compensation.

     In reviewing the comparability of the Company's overall levels of base executive compensation, the Committee looks to a variety of sources. The Company participates in externally prepared compensation surveys, the most comprehensive of which is the Retail Management Compensation Study prepared by Management Compensation Services ("MCS"), a subsidiary of Hewitt Associates, a nationally recognized management consulting firm. The Retail Management Compensation Study provides data on compensation practices of other retailers with annual revenues of at least $3 billion, by job classification category. The

Company also reviews compensation information disclosed in current proxy statements for all companies included in the Composite Index Average used in the Company's performance graph.

     The survey and proxy data is used to obtain an overall perspective on base retail executive compensation. However, the Committee also takes into account other factors which in its subjective judgment affect the comparability of this data to the Company. These factors include differences in: the Company's mix of product offerings and level of sales, the Company's current store format versus other selling concepts and markets served, the number of stores and employees, organizational structure levels and comparability of executive responsibility among companies. Analysis of the MCS survey data and the current proxy statements of the companies included in the Composite Index Average indicated that the Company's levels of executive base compensation for fiscal 1997 fell within the mid-range of companies included in the survey data or in the Composite Index Average.

     COMPENSATION OF EXECUTIVE OFFICERS OTHER THAN THE CHIEF EXECUTIVE OFFICER. The Company offers its executive officers base salary, annual incentive compensation and long-term incentive compensation, determined in accordance with the general principles set forth below.

     Base Compensation. In determining annual base compensation adjustments for each executive officer, the Committee predicates its decision on a subjective assessment of the individual executive's performance in light of that executive's job responsibilities. During fiscal 1997, executive officers each received base compensation increases of 3% of their base salaries, except for Mr. Cusano who received a 19% increase in base salary due to a promotion and increased responsibilities. During 1997, the Company hired or promoted two new senior executive officers, whose base salary and other compensation for fiscal 1997 were determined in large part in negotiations with the individuals prior to their hire or promotion and generally reflect market conditions at the time of their hire as well as the Company's commitment to attract and to retain a talented management team.

     Annual Incentive Compensation. Under the 1997 Executive Incentive Compensation Program (the "1997 Program"), which was approved by the Company's shareholders in April 1997, awards to any participant may not exceed the greater of (i) 0.75% of the Company's earnings before interest, income taxes, extraordinary items and cumulative effects of changes in accounting principles; or (ii) 150% of the participant's base salary as of the beginning of the applicable fiscal year. Participants are chosen by the Committee prior to April 1 in each year from among eligible executive officers. Participants in the 1997 Program are not eligible to participate in any other annual incentive plan. However, executive officers who are not selected for participation may receive other incentive compensation from the Company. Awards under the 1997 Program are calculated based upon a dollar amount or a formula for determining a dollar amount and the achievement by the Company of a profit objective, determined in writing by the Committee prior to April 1 in each year. The Committee has the discretion to pay a lower amount of bonus to any officer under certain circumstances.

     In March 1997, the Committee designated Raymond Zimmerman and Gary M. Witkin as participants in the 1997 Program and determined, in writing, the profit objective for the plan with respect to fiscal 1997. The fiscal 1997 target was not met and no incentive compensation was paid under the 1997 Program.

     The Company's 1997 Incentive Bonus Plan (the "Bonus Plan") provides for the payment of annual incentive (bonus) compensation for executive officers, 100% of which is determined by achievement of a pre-determined, Company-wide financial target for net income (exclusive of extraordinary and unusual items) and was established in the first quarter of fiscal 1997 in conjunction with the Company's annual business plan. Executive officers receive a bonus based on whether, and to what extent, the Company, as a whole, achieves or exceeds the target. Bonuses are paid to participating officers above the group vice president level (which includes all Named Officers for 1997 other than Mr. Zimmerman and Mr. Witkin), based on predetermined percentages of their respective base salaries during the performance measurement period.

     The targeted net income, exclusive of extraordinary and unusual items, was established by the Committee in its subjective judgment in the first quarter of fiscal 1997, taking into consideration the Company's net income for the previous year, the Company's economic and financial forecasts of its prospects for producing net income in the current fiscal year, and the goal of challenging and providing incentives for executive officers to increase net income. Although no single consideration is determinative in establishing the target, the Company's annual budget and economic and financial forecasts constituted the primary foundation upon which the Committee subjectively established targets designed to maximize the benefits derived by shareholders. The target was not intended to predict future financial performance; rather, the target was set in order to provide a challenge to greater achievement on the part of executive officers. The fiscal 1997 target of $45.5 million in net income, exclusive of extraordinary and unusual items, was not met; accordingly, no bonus compensation was awarded under the Bonus Plan.

     Long-Term Incentive Compensation. The Company uses stock options and restricted stock awards as the primary vehicles for long-term incentive compensation. Options to purchase an aggregate of 3,235,000 shares were granted during fiscal 1997 to eleven executive officers and 1,781,244 shares to other key management-level employees of the Company. The size of the option grant to each executive officer was determined by the Committee based upon a subjective assessment of such executive officer's performance and his or her respective level in the organization. The Committee does not consider the number of shares beneficially owned by executive officers when making such grants. The exercise price of each option equaled the fair market value of the Common Stock as of the date of grant. Certain of the options granted in fiscal 1997 vest 33.33% annually for the next three years. The vesting of such options is not contingent upon any performance or other criteria other than continued employment through the vesting dates. Other options granted in fiscal 1997 vest 20% annually for the next five years. However, such options may vest as early as 2000 if certain performance criteria are satisfied. All options expire ten years from the date of grant. The Committee also granted 610,000 shares of restricted stock to certain executive officers below the Senior Vice President level. The shares will be held by the Company until the earlier of October 2002 or the date upon which, at any time after November 1999, the average daily price of the Company's Common Stock is at least $10.00 per share for three consecutive calendar months. The size of the restricted stock award to each such employee was based upon the Committee's review of such employee's total compensation package for external competitiveness and for internal fairness.

     Although the Stock Incentive Plan permits the Committee to grant non-qualified stock options exercisable at less than their fair market value on the date of grant, but not below 50% of such fair market value, the Committee has not done so in recent years and has no current intention of doing so.

     In October 1996, the Board of Directors amended the Stock Incentive Plan to permit the Benefits Committee (which is composed of certain officers of the Company) to make, on behalf of the Committee, certain limited grants of stock options having an exercise price no less than 100% of the fair market value on the date of grant. The purpose of the amendment is to provide greater flexibility to the Benefits Committee to respond to competitive conditions in the attraction and retention of new and current employees.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The Committee believes compensation of the President and Chief Executive Officer (the "CEO") should be based upon the same policies applied with respect to executive compensation in general, but should be more closely linked to the performance of the Company's Common Stock than compensation of other executive officers. In accordance with this philosophy, the CEO's compensation includes (i) annual base salary; (ii) the opportunity for annual incentive compensation; and (iii) the opportunity to receive long-term incentive compensation in the form of stock options, restricted stock awards and other equity-based rights to provide value that is largely contingent upon increases in the market value of the Company's Common Stock. The Committee anticipates that such awards of long-term incentive compensation will be considered annually, concurrent with awards to other executive officers, and will generally consist of the same types of rights as awards to other executive officers. Awards will be based in part upon the Committee's judgment that such awards are merited in light of performance in the market price of the Company's Common Stock and the Committee's belief that the CEO's compensation should be more closely linked to the performance of the Company's Common Stock than compensation of other executive officers.

     During fiscal 1997, the CEO received an increase in annual base salary of 2.75% based upon the Committee's subjective assessment of the CEO's performance in light of his job responsibilities and the challenges existing in the Company's business. In March 1997, the Committee designated the CEO as a participant in the 1997 Program. Awards under the 1997 Program are calculated based upon a dollar amount or a formula for determining a dollar amount and the achievement by the Company of a profit objective, determined in writing by the Committee prior to April 1 in each year. The fiscal 1997 target was not met and no compensation was paid to the CEO under the 1997 Program. In fiscal 1997, the CEO received grants of stock options to purchase an aggregate of 1,000,000 shares at exercise prices of $3.94 and $4.38 per share, the fair market value on the respective dates of grant. This award of long-term incentive compensation was based upon the Committee's subjective assessment of the CEO's performance in light of the challenges existing in the Company's business, his level in the organization and, in part, upon the Committee's belief that the CEO's compensation should be more closely linked to the performance of the Company's Common Stock than the compensation of other executive officers. For fiscal 1997, pursuant to his negotiated employment agreement, the CEO received a non-accountable expense allowance of $30,000.

     FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS. Section 162(m) of the Code imposes a $1,000,000 limit on the deductibility of certain compensation paid to the CEO and other Named Officers. Compensation paid to these officers in excess of $1,000,000 that is not performance-based cannot be claimed by the Company as a tax deduction.

     The Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek, to the greatest extent possible, to qualify executive compensation awards as performance-based compensation excluded from the $1,000,000 limit. Annual cash awards under the 1997 Program were structured so as to qualify for the exemption for performance-based compensation. Substantially all stock options awarded under the Stock Incentive Plan through the present date also qualify as performance-based compensation under Section 162(m) of the Code. Stock options granted by the Benefits Committee will not qualify as performance-based compensation.

     None of the Named Officers received compensation in fiscal 1997 that would exceed the $1,000,000 limit on deductibility under Section 162(m) of the Code. It is anticipated that any compensation paid to Named Officers in future years that may exceed the $1,000,000 limitation will qualify for the performance-based exemption.

     It is the Committee's intention to continue to utilize performance-based compensation, which should minimize the effect of Section 162(m) of the Code on the Company. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to shareholders, and that the loss of a tax deduction may be necessary in some instances to achieve this purpose.

        Charles V. Moore, Chairman   R. Maynard Holt   Harold Roitenberg

PERFORMANCE GRAPH

                          TOTAL RETURN TO SHAREHOLDERS

                                         SERVICE
        MEASUREMENT PERIOD             MERCHANDISE      S&P MIDCAP 400     COMPOSITE INDEX
      (FISCAL YEAR COVERED)           COMPANY, INC.          INDEX             AVERAGE
1992                                              100                100                100
1993                                            68.97             113.95              96.98
1994                                            32.76             109.87              86.71
1995                                            33.62             143.86              95.10
1996                                            28.45             171.49             110.46
1997                                            14.66             226.80             155.81

     The above graph compares the performance of the Common Stock of Service Merchandise Company, Inc. with that of the S&P Midcap 400 Index and a composite index comprised of three published S&P retail group indices: Department Stores, General Merchandise Chains and Specialty (the "Composite Index Average"). The three groups include Dayton Hudson Corp., Dillard Department Stores, Federated Department Stores, Harcourt General Inc., May Department Stores, Mercantile Stores, Nordstrom, K Mart, J.C. Penney, Sears, Roebuck & Company, Wal-Mart Stores, Woolworth Company, Pep Boys -- Manny, Moe and Jack, Costco Companies Inc. and Toys R Us. In 1997 Standard and Poor's added Autozone to one of the referenced retail group indices. In 1996 Standard and Poor's added Harcourt General Inc. and removed Circuit City Stores, Home Depot, Lowe's, CVS Corp. (formerly Melville Corp.) and Tandy Corp. from the retail group indices referred to above. In November 1994, Blockbuster was acquired by Viacom, Inc. and deleted from the Composite Index Average.

     The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1992 in each of Service Merchandise Company, Inc. Common Stock, the S&P Midcap 400 Index and the Composite Index Average with investment weighted on the basis of market capitalization.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases one store property from Raymond Zimmerman. For the fiscal year ended December 28, 1997, Mr. Zimmerman received $81,000 under this lease. The rent that has been or may be paid under this lease is and will be comparable to rent paid by lessees of similar properties in the same general location, and the terms of such lease are at least as favorable to the Company as the terms that could be obtained from unaffiliated persons.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, the Company's executive officers and persons who beneficially own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. Such directors, officers and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms furnished to the Company, or written representations from certain reporting persons, the Company believes that during fiscal 1997 its officers, directors and greater than ten percent beneficial ownership were in compliance with all applicable filing requirements.

               PROPOSAL NO. 2:  APPROVAL OF DELOITTE & TOUCHE LLP
                       AS INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Deloitte & Touche LLP as independent public accountants of the Company for the 1998 fiscal year, subject to approval by the shareholders. Deloitte & Touche LLP served as the Company's independent public accountants for the fiscal year ended December 28, 1997. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

     A majority of the votes cast is necessary for approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR FISCAL YEAR 1998.

                           PROPOSALS OF SHAREHOLDERS

     Shareholders intending to submit proposals for presentation at the next Annual Meeting of Shareholders of the Company and inclusion in the proxy statement and form of proxy for such Meeting should forward such proposals to C. Steven Moore, Secretary, Service Merchandise Company, Inc., P.O. Box 24600, Nashville, Tennessee 37202-4600. Proposals must be in writing and must be received by the Company prior to November 16, 1998. Proposals should be sent to the Company by certified mail, return receipt requested.

                                          By Order of the Board of Directors

                                          /s/ C. STEVEN MOORE
                                          C. Steven Moore
                                          Secretary

March 13, 1998

     YOUR VOTE IS IMPORTANT! SHAREHOLDERS ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THEIR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE ACT TODAY.

                                                                     Appendix A

PROXY                                                                     PROXY

                       SERVICE MERCHANDISE COMPANY, INC.

Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of
              Shareholders to be held on Wednesday April 15, 1998.

     The undersigned hereby appoints C. Steven Moore and James W. Elrod, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of Service Merchandise Company, Inc. to be held at the Company's offices located at 7100 Service Merchandise Drive, Brentwood, Tennessee, on Wednesday, April 15, 1998, at 10:00 a.m., local time, and at any adjournment thereof.
     YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF NO CHOICE IS SPECIFIED, SHARES WILL BE VOTED FOR THE CLASS III DIRECTOR NOMINEES IN THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF DELOITTE & TOUCHE LLP.



                        (continued on the reverse side)


                           -  FOLD AND DETACH HERE  -





                       Service Merchandise Company, Inc.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


[                                                                             ]

1. PROPOSAL 1: ELECTION OF THREE CLASS III DIRECTORS:
   Nominees: Harold Roitenberg, Gary M. Witkin, Raymond Zimmerman

           For          Withhold      For All
           All            All         Except nominee(s) written below
          [   ]          [   ]        [  ] _____________________________________

2. PROPOSAL 2: APPROVAL OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC
   ACCOUNTANTS

           For                Against              Abstain
          [   ]                 [  ]                [  ]

3. In their discretion, on such other matters as may properly come before the meeting.

                                       PLEASE SIGN HERE AND RETURN PROMPTLY

                                       _______________________________________
                                                      Signature

                                       _______________________________________
                                              Signature (if held jointly)


                                       Date: ___________________________, 1998

                                       Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should print their full names and titles.


--------------------------------------------------------------------------------
If you have changed your address please PRINT your new address on this line.


                           -  FOLD AND DETACH HERE  -